UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2009

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS APPOINTMENT OF PRINCIPAL OFFICERS

On April 2, 2009 BGC Partners, Inc. (the “Company” or “BGC”) issued a press release announcing the promotion of Graham Sadler as Chief Financial Officer, replacing Robert K. West. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr. Sadler, who will be BGC’s Chief Financial Officer effective immediately, has been the CFO for Europe and Asia of both BGC Partners and Cantor Fitzgerald, L.P. (“Cantor”) since December 2008. In his new role, he will spend at least 75 percent of his time as CFO of BGC and will also continue to serve as CFO for Europe and Asia for Cantor.

Prior to joining BGC, Mr. Sadler, who is 53, was employed from 1997 to 2008 in various positions by Bear Stearns, most recently serving as Chief Financial Officer and Chief Operating Officer of Bear Stearns-Europe from 2005 to 2008 and was a member of the European Executive Committee. Prior to that time, from 1983 to 1997, he was employed at Barclays Capital (and its predecessor de Zoete & Bevan) in a variety of finance positions, including two years as Director of Global Finance and two years as Divisional Director of the Markets Division. Mr. Sadler also trained with Peat Marwick Mitchell (now KPMG) in public accounting. Mr. Sadler is a Chartered Accountant and holds a degree in Engineering from Cambridge University.

Mr. Sadler had previously executed a standard U.K. employment agreement with Tower Bridge International Services L.P., the service company controlled by BGC Partners, effective December 2008. The agreement has no term and, after a probationary period, is terminable by either party on three months notice. Pursuant to the agreement, he receives a base salary of GBP200,000 per year, and is eligible for a discretionary bonus. In addition, in March 2009, Mr. Sadler received 41,690 REUs having a post-termination amount of GBP50,000, which vest over three years and had a value at the date of grant of GBP50,000. The agreement provides that such REUs are exchangeable into Class A Common Stock.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1	BGC Partners, Inc. press release dated April 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: April 7, 2009	By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman and Chief Executive Officer